                                                              EXHIBIT 11.1

                            WORLD AIRWAYS, INC.
              CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE
                     (IN THOUSANDS EXCEPT SHARE DATA)


                                                  1995        1994          1993
                                              -----------  ----------   -----------
Net earnings (loss) applicable to
   common stock                               $     8,896  $   (9,001)  $   (9,048)
                                              ===========  ==========   ===========
Weighted average common shares
   outstanding                                 10,476,776   9,812,337    9,000,000

Weighted average options and warrants treated
   as common stock equivalents                     95,066     126,390           --
                                              -----------  ----------   -----------

Primary and fully diluted number of shares     10,571,842   9,938,727    9,000,000
                                              ===========  ==========   ===========

Primary and fully diluted net earnings (loss)
   per share of common stock                  $      0.84  $    (0.91)  $    (1.01)

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